Exhibit 99.1

Ionis announces appointment of Brett P. Monia Ph.D. to its board of directors

CARLSBAD, Calif., March 25, 2019 – Ionis Pharmaceuticals, Inc. (NASDAQ: IONS), the leader in RNA-targeted therapeutics, today announced that Brett P. Monia, Ph.D., has been appointed to the company’s board of directors. Dr. Monia currently serves as Ionis’ chief operating officer and, as was previously announced, will be appointed chief executive officer of the company in January 2020, succeeding current CEO Stanley T. Crooke, M.D., Ph.D., who will become executive chairman of the Ionis board of directors. With the addition of Dr. Monia, the Ionis board now has a total of 11 members.

“I am pleased to welcome Brett to the board. His business leadership, expertise in developing antisense medicines for nearly 30 years, commitment to the Ionis business model and culture and bringing transformational therapies to patients make him an ideal addition to our board,” said Dr. Crooke.

Dr. Monia is a founding member of Ionis and has been an executive officer of the company since 2012. Prior to becoming COO in 2018, he was senior vice president of translational medicine and the franchise leader for programs in oncology and rare diseases. Dr. Monia has also served as Ionis’ head of drug discovery where he supervised the discovery of more than 40 antisense-based medicines reaching clinical development, resulting in several market approvals, including TEGSEDI™.

Dr. Monia has published more than 200 primary research manuscripts, reviews and book chapters, and he is an inventor on more than 100 issued patents. He is a senior editor for the journal Nucleic Acid Therapeutics, a member of the Board of Directors of Dynacure Therapeutics and a past president of the Oligonucleotide Therapeutics Society. Dr. Monia is also an adjunct professor of biology at San Diego State University where he lectures at the graduate level on pharmacology.

About Ionis Pharmaceuticals

As the leader in RNA-targeted drug discovery and development, Ionis has created an efficient, broadly applicable, drug discovery platform called antisense technology that can treat diseases where no other therapeutic approaches have proven effective. Our drug discovery platform has served as a springboard for actionable promise and realized hope for patients with unmet needs. We created the first and only approved treatment for children and adults with spinal muscular atrophy as well as the world’s first RNA-targeted therapeutic approved for the treatment of polyneuropathy in adults with hereditary transthyretin amyloidosis. Our sights are set on all the patients we have yet to reach with a pipeline of more than 40 novel medicines designed to treat a broad range of diseases including cardiovascular diseases, neurological diseases, infectious diseases, pulmonary diseases and cancer.

To learn more about Ionis follow us on twitter @ionispharma or visit www.ionispharma.com.

Ionis Pharmaceuticals Investor Contact:

D. Wade Walke, Ph.D.
Vice President, Investor Relations
760-603-2741

Ionis Pharmaceuticals Media Contact:

Roslyn Patterson
Vice President, Corporate Communications
760-603-2681
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